Exhibit 10.1

Board Compensation Schedule

The Federal Housing Finance Agency, as Conservator of Freddie Mac, approved the following compensation schedule for non-executive directors. The compensation is effective as of the date of a director’s appointment to the Board of Directors. All compensation will be in cash.

Board Service

Annual Retainer for Non-Executive Chairman	$290,000
Annual Retainer for Other Non-Executive Directors	$160,000

Committee Service

Annual Retainer for Audit Committee Chair	$25,000
Annual Retainer for Business and Risk Committee Chair	$15,000
Annual Retainer for Committee Chair (other than	$10,000
Audit and Business and Risk)
Annual Retainer for Audit Committee Member	$10,000